UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-46920

UNDER

THE SECURITIES ACT OF 1933

SERVIDYNE, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-0522129
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Servidyne, Inc.

1945 The Exchange, Suite 300

Atlanta, GA 30339-2029

(770) 953-0304

(Address of principal executive offices, including zip code)

Servidyne, Inc. 2000 Stock Award Plan

(f/k/a Abrams Industries, Inc. 2000 Stock Award Plan)

(Full titles of the plans)

Dana DuFrane

President

1945 The Exchange, Suite 300

Atlanta, GA 30339-2029

(770) 953-0304

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

On September 29, 2000, Servidyne, Inc. (formerly known as Abrams Industries, Inc.) (the “Registrant”) filed a Registration Statement on Form S-8 (File No. 333-46920) (the “Registration Statement”), which registered 1,000,000 shares of the Registrant’s common stock (the “Common Stock”) to be issued pursuant to the Registrant’s 2000 Stock Award Plan (the “Plan”). This Post-Effective Amendment No. 1 is being filed to remove from registration all remaining authorized shares of Common Stock reserved for issuance under the Plan that have not yet been issued under the Registration Statement.

On June 26, 2011, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SCIenergy, Inc., a Delaware corporation (formerly known as Scientific Conservation, Inc.) (“Parent”), and Scrabble Acquisition, Inc., a Georgia corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”). On August 29, 2011, the Merger became effective as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Georgia (the “Effective Time”). In the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by the Registrant, Parent, Merger Sub or any of their wholly-owned subsidiaries or by shareholders of the Registrant who validly exercise their dissenters’ rights under Georgia law) was converted into the right to receive $3.50 in cash.

Accordingly, the Registrant hereby removes from registration the remaining shares of Common Stock that have not been and will not be issued under the Plan. Upon effectiveness hereof, no shares of Common Stock remain registered under the Registration Statement for issuance under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California, on August 31, 2011.

SERVIDYNE, INC.

By:	/s/ Dana DuFrane
Dana DuFrane President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title
President (Principal Executive Officer), Treasurer (Principal
/s/ Dana DuFrane	Financial Officer and Principal Accounting Officer), Sole
Dana DuFrane	Director

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